Exhibit 99

NIC Earns Eight Cents Per Share in Fourth Quarter 2010; Total Revenues Increase 12 Percent

Same-state portal revenues grow 10 percent and Federal DOT service continues to accelerate

OLATHE, Kan.--(BUSINESS WIRE)--February 3, 2011--NIC Inc. (NASDAQ: EGOV), the leading provider of enterprise-wide, official state eGovernment services, today announced net income of $5.1 million and earnings per share of eight cents on total revenues of $40.8 million for the three months ended December 31, 2010. Operating income increased to $8.0 million for the quarter as compared to $3.9 million for the prior year quarter. In fourth quarter 2009, the company reported net income of $2.3 million and earnings per share of four cents on total revenues of $36.4 million.

Fourth Quarter 2010 Performance

Fourth quarter 2010 portal revenues were $38.7 million, a 10 percent increase over fourth quarter 2009. On a same-state basis, portal revenues grew 10 percent in the fourth quarter. Same-state, transaction-based revenues from non-driver record exchange (non-DMV) services rose 22 percent over fourth quarter 2009 through strong performance from several key services, including tax filings, court-related transactions, motor vehicle registrations and payment processing. Same-state DMV revenues decreased 1 percent in the fourth quarter, while same-state time & materials and portal management revenues increased 6 percent and 8 percent, respectively. Portal gross profits increased to $14.1 million, a 12 percent increase over the prior year quarter. NIC’s portal gross profit percentage was 36 percent in both the current and prior year quarters. Cost of portal revenues in both the current and prior year quarters includes approximately $0.2 million in portal-related start-up expenses.

Software & services revenues were $2.1 million in the current quarter, up 65 percent from the prior year quarter, driven by revenues from the Company’s self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration. Launched in May 2010, the National Motor Carrier Pre-Employment Screening Program (PSP) generated approximately $0.9 million in revenues in the fourth quarter of 2010, with associated costs of approximately $0.4 million. This drove a four-fold increase in software & services gross profits over the prior year quarter to $1.1 million.

“We were pleased to see double-digit same-state portal revenue growth this quarter, reflecting our ability to consistently deploy in-demand online services for our government partners. It is also exciting to see the continued progress of our federal self-funded contract,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “We look forward to what the future holds for this service, as we set out in the initial stages of exploring additional federal opportunities.”

Selling & administrative expenses were $6.0 million in the current quarter, a 1 percent decrease from the fourth quarter of 2009. As a percentage of total revenues, selling & administrative expenses were 15 percent in the current quarter, down from 17 percent in the fourth quarter of 2009. The Company incurred approximately $1.0 million in legal costs and other third-party expenses in the fourth quarter of 2010 in connection with the previously disclosed SEC matter. However, the Company also received approximately $1.2 million of reimbursement of legal costs and third-party expenses from its directors’ and officers’ liability insurance carrier in the fourth quarter, which was treated as a reduction of selling & administrative expenses.

The Company expects to continue to incur legal fees and other expenses in connection with the previously disclosed pending derivative lawsuit and action by the SEC against NIC’s Chief Financial Officer. As previously disclosed, the Company’s directors’ and officers’ liability insurance carrier has agreed to reimburse NIC for certain reasonable costs of defense in the SEC action and pending derivative lawsuit. To the extent the Company’s directors’ and officers’ liability insurance carrier reimburses the Company for expenses previously recorded in selling & administrative expenses, including expenses incurred in the fourth quarter of 2010, the Company will treat any such reimbursements as a reduction of selling & administrative expenses in the period such reimbursement is determined to be estimable and probable.

Results in the prior year quarter included approximately $1.7 million of intangible asset amortization expense related to the previously announced acquisition of eGovernment contracts in the state of Texas, as compared to $0.1 million in the current quarter.

The Company’s effective tax rate in the current quarter decreased to 37 percent from 41 percent in the prior year quarter, primarily due to a favorable benefit related to the Federal research and development tax credit for the 2010 tax year totaling approximately $0.3 million, as legislation extending the tax credit for two more years was recently approved by Congress.

At December 31, 2010, NIC’s cash and cash equivalents totaled $51.7 million. As previously announced, on February 26, 2010 and December 30, 2010, NIC paid special dividends to stockholders of $0.30 per share and $0.25 per share, respectively. NIC used a total of $35.5 million of its cash reserves to pay the special dividends. Of the dividends paid in 2010, 49.42756 percent was a return of capital and 50.57244 percent was an ordinary qualified dividend. Stockholders are encouraged to consult with their tax specialists regarding the circumstances of their particular tax situations.

Fourth Quarter Operational Highlights

In the fourth quarter, the state of Montana signed a new contract with NIC, which has an initial five-year term with renewal options through December 2020. In addition, Oklahoma, Alabama, Iowa, and the U.S. Department of Transportation renewed contracts for one year.

Also during the quarter, NIC’s FBI “Most Wanted” mobile application was made available for the new Microsoft Windows Phone 7. Soon after it was available on the new device, Microsoft named “Most Wanted” its “Public Sector App of the Week” in early December. Microsoft also honored “Most Wanted” and NIC’s Recovery.gov mobile apps as winners in the “Federal App Contest.” “Most Wanted” placed in the Top10 while Recovery.gov made the Top 3.

“It’s been exciting to help government expand their communication with citizens through mobile,” said Herington. “We are honored to have our mobile expertise recognized by Microsoft, and have that follow the success we have already seen with these apps on the iPhone.”

Full-Year 2010 Performance

Fiscal year 2010 total revenues rose 22 percent to $161.5 million and portal revenues grew 21 percent to $155.2 million, driven by a full year of revenues from NIC’s Texas and New Mexico portals and steady same-state revenue growth. On a same-state basis, portal revenues were 8 percent higher than in 2009, with non-DMV transaction revenues growing 22 percent and DMV revenues up 1 percent for the year. Same-state time & materials revenues decreased by 9 percent for the year, while portal management revenues increased 3 percent.

Software & services revenues reached $6.4 million, up 47 percent from 2009 due mainly to revenues from the new federal PSP service, which totaled $2.0 million for 2010. Software & services gross profit increased 68 percent to $2.4 million for the year.

Selling & administrative expenses as a percentage of total revenues were 17 percent, down from 19 percent in 2009.

Operating income increased 34 percent to $29.4 million for the year, and NIC’s operating income margin percentage reached 18 percent in 2010, up from 17 percent in 2009.

2009 results include a non-recurring gain (net of tax) of approximately $2.2 million related to the previously announced acquisition of eGovernment contracts in the state of Texas. 2009 results also include approximately $0.8 million of acquisition-related costs (included in selling & administrative expense) and $4.1 million of intangible asset amortization expense related to the acquisition. 2010 results include approximately $0.3 million in intangible asset amortization expense related to the acquisition. 2009 portal revenues and cost of portal revenues relating to Texas were approximately $19.8 million and $13.7 million, respectively. 2010 portal revenues and cost of portal revenues relating to Texas were approximately $35.8 million and $26.2 million, respectively.

NIC earned 28 cents per share in 2010, up from 22 cents in 2009, exceeding the high end of the Company’s 2010 earnings guidance.

Full-Year 2011 Outlook

For full-year 2011, NIC currently expects total revenues of $175.5 – $180.0 million, with portal revenues ranging from $168.5 – $172.5 million and software & services revenues ranging from $7.0 – $7.5 million. The company also currently expects operating income to range from $31.4 - $33.5 million and net income of $19.0 – $20.5 million.

Portal gross profit margins for the year are currently expected to be in the upper 30-percent range, while software & services gross profit margins are currently expected to be in the mid- to upper-40 percent range for the year.

Selling & administrative expenses are currently expected to range between 16 and 17 percent of total revenues, while depreciation & amortization expense as a percentage of total revenues is expected to be approximately 3 percent in 2011.

“Our financial guidance anticipates another year of solid performance from our portal business with organic revenue growth in line with historical averages, and a meaningful top and bottom line contribution from a full year of our self-funded contract with the Federal Motor Carrier Safety Administration to operate the PSP service,” said Steve Kovzan, NIC’s Chief Financial Officer. “We also enter 2011 with a strong new state pipeline and an eye to expanding our Federal presence, both of which we hope will contribute favorably to our future growth.”

2011 projections do not include revenues from any unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details
Dial-In Information
Thursday, February 3, 2011
4:30 p.m. (EST)
Call bridge:	800-762-8908 (U.S. callers) or 480-629-9774 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.nicusa.com/investor.

A replay of NIC’s fourth quarter earnings call will be available until 11 p.m. (EDT) on August 4, 2011, by visiting http://www.nicusa.com/investor.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals and online services, and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 98 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include NIC’s financial guidance for the current fiscal year, including the potential for growth in revenues and income, and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to successfully increase the adoption and use of eGovernment services; the success of the company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; pending litigation involving the Company; and general economic conditions (including the current economic slowdown) and the other important cautionary statements and risk factors described in NIC's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010, and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2010. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts

	Three months ended
	December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Portal revenues	$ 38,744	$ 35,165	$ 155,176	$ 128,573
Software & services revenues	2,074	1,254	6,358	4,312
Total revenues	40,818	36,419	161,534	132,885
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	24,686	22,594	95,552	76,336
Cost of software & services revenues, exclusive of depreciation & amortization	955	1,049	3,980	2,896
Selling & administrative	6,017	6,061	27,926	25,651
Nonrecurring gain on acquisition of business (net of tax)	-	-	-	(2,184)
Amortization of acquisition-related intangible assets	81	1,732	323	4,130
Depreciation & amortization	1,048	1,086	4,354	4,036
Total operating expenses	32,787	32,522	132,135	110,865
Operating income	8,031	3,897	29,399	22,020
Other income (expense):
Interest income	1	1	3	49
Other income (expense), net	(10)	3	(13)	3
Total other income (expense)	(9)	4	(10)	52
Income before income taxes	8,022	3,901	29,389	22,072
Income tax provision	2,964	1,584	11,026	8,126
Net income	$ 5,058	$ 2,317	$ 18,363	$ 13,946

Basic net income per share	$ 0.08	$ 0.04	$ 0.28	$ 0.22
Diluted net income per share	$ 0.08	$ 0.04	$ 0.28	$ 0.22

Weighted average shares outstanding
Basic	63,696	63,211	63,511	63,002
Diluted	63,884	63,264	63,609	63,080

Key Financial Metrics:
Revenue growth - outsourced portals	10%	45%	21%	33%
Same state revenue growth - outsourced portals	10%	10%	8%	12%
Recurring portal revenue percentage	89%	88%	89%	89%
Gross profit % - outsourced portals	36%	36%	38%	41%
Selling & administrative as a % of total revenue	15%	17%	17%	19%
Operating income margin as a % of total revenue	20%	11%	18%	17%

Portal Revenue Analysis:
DMV transaction-based	$ 14,742	$ 14,776	$ 62,873	$ 56,179
Non-DMV transaction-based	17,618	14,390	67,409	50,092
Portal software & services	4,339	4,103	17,080	14,732
Portal management	2,045	1,896	7,814	7,570
Total portal revenues	$ 38,744	$ 35,165	$ 155,176	$ 128,573

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 51,687	$ 68,632
Trade accounts receivable	42,059	38,964
Deferred income taxes, net	872	835
Prepaid expenses & other current assets	5,920	3,231
Total current assets	100,538	111,662

Property and equipment, net	6,758	6,428
Intangible assets, net	1,539	1,991
Deferred income taxes, net	2,298	3,285
Other assets	243	242
Total assets	$ 111,376	$ 123,608

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 41,599	$ 42,872
Accrued expenses	14,464	12,793
Other current liabilities	694	778
Total current liabilities	56,757	56,443

Other long-term liabilities	1,350	607
Total liabilities	58,107	57,050

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
63,706 and 63,239 shares issued and outstanding	6	6
Additional paid-in capital	107,935	139,587
Accumulated deficit	(54,672)	(73,035)
Total stockholders' equity	53,269	66,558
Total liabilities and stockholders' equity	$ 111,376	$ 123,608

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2010	63,239	$ 6	$ 139,587	$ (73,035)	$ 66,558
Net income	-	-	-	18,363	18,363
Cash dividends on common stock	-	-	(35,501)	-	(35,501)
Dividend equivalents on performance-based restricted
stock awards	-	-	(347)	-	(347)
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(127)	-	(966)	-	(966)
Stock option exercises and restricted stock
vestings	439	-	73	-	73
Stock-based compensation	-	-	4,029	-	4,029
Tax deductions relating to stock-based
compensation	-	-	381	-	381
Issuance of common stock under employee
stock purchase plan	155	-	679	-	679
Balance, December 31, 2010	63,706	$ 6	$ 107,935	$ (54,672)	$ 53,269

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three-months Ended
	December 31,		Year Ended December 31,
	2010	2009	2010	2009

Cash flows from operating activities:
Net income	$ 5,058	$ 2,317	$ 18,363	$ 13,946
Adjustments to reconcile net income to net cash provided by
operating activities, excluding the effects of acquisition:
Amortization of acquisition-related intangible assets	$ 81	$ 1,731	323	4,130
Depreciation & amortization	1,101	1,087	4,354	4,036
Stock-based compensation expense	892	888	4,029	3,009
Deferred income taxes, net	676	1,223	950	5,726
Nonrecurring gain on acquisition of business (net of tax)	-	-	-	(2,184)
(Gain) loss on disposal of property and equipment	11	(4)	13	(3)
Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in trade accounts receivable	(2,197)	819	(3,095)	(1,467)
(Increase) in prepaid expenses & other current assets	(1,637)	(701)	(2,689)	(488)
(Increase) in other assets	(1)	(41)	(1)	(97)
Increase (decrease) in accounts payable	4,499	(3,720)	(1,273)	1,080
Increase (decrease) in accrued expenses	133	(580)	358	3,566
Increase (decrease) in other current liabilities	425	(486)	(84)	(446)
Increase (decrease) in other long-term liabilities	491	163	743	(287)
Net cash provided by operating activities	9,532	2,696	21,991	30,521
Cash flows from investing activities:
Purchases of property and equipment	(1,144)	(897)	(4,102)	(3,355)
Proceeds from sale of property and equipment	-	18	4	18
Capitalized internal use software development costs	(69)	(110)	(470)	(510)
Acquisition of business	-	-	-	(1,500)
Net cash used in investing activities	(1,213)	(989)	(4,568)	(5,347)
Cash flows from financing activities:
Cash dividends on common stock	(16,189)	-	(35,501)	(19,150)
Proceeds from employee common stock purchases	(3)	-	679	465
Proceeds from exercise of employee stock options	58	116	73	206
Tax deductions related to stock-based compensation	268	176	381	1,564
Net cash provided by (used in) financing activities	(15,866)	292	(34,368)	(16,915)
Net increase (decrease) in cash and cash equivalents	(7,547)	1,999	(16,945)	8,259
Cash and cash equivalents, beginning of period	59,234	66,633	68,632	60,373
Cash and cash equivalents, end of period	$ 51,687	$ 68,632	$ 51,687	$ 68,632
Other cash flow information:
Income taxes paid	3,784	559	$ 12,189	$ 1,359

CONTACT:
NIC
Angela Skinner, 913-754-7054
Director of Communications
& Investor Relations
askinner@nicusa.com